EXHIBIT 4.12.7
SECOND SENIOR SECURED NOTES REGISTRATION RIGHTS JOINDER
     With respect to the registration rights agreement for the 7.875% Senior Secured Notes due 2019, dated as of August 9, 2011, among RGHL US Escrow II Inc., a company incorporated under the laws of the State of Delaware (the “US Corporate Escrow Issuer”), RGHL US Escrow II LLC, a limited liability company organized under the laws of the State of Delaware (the “US LLC Escrow Issuer” and, together with the US Corporate Escrow Issuer, the “Escrow Issuers”), and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers (as defined therein and, such agreement, the “Registration Rights Agreement”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged the signatory hereto assumes all of the rights and obligations as a Guarantor under the Registration Rights Agreement, in each case, as of the Escrow Release Date (as defined in the Registration Rights Agreement) and as though it had entered into the Registration Rights Agreement on August 9, 2011. The obligations assumed by the signatory under this joinder shall be joint and several with the obligations of the Guarantors under the Registration Rights Agreement. Capitalized terms used but not defined in this joinder shall have the meanings given to such terms in the Registration Rights Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this joinder to the Registration Rights Agreement this 8th day of September 8 2011.

GRAHAM PACKAGING COMPANY INC.
By:	/s/ Helen D. Golding
	Name:	Helen D. Golding
	Title:	Assistant Secretary

Second Joinder to the Registration Rights Agreement (Senior Secured Notes)